                                                              EXHIBIT NO. 99.13

                      MASSACHUSETTS FINANCIAL SERVICES COMPANY
                    200 BERKELEY STREET, BOSTON, MASSACHUSETTS
                                   617 423-3500




                                       December 13, 1986



MFS Goverment Securities High Yield Trust
200 Berkeley Street
Boston, Massachusetts  02116

Gentlemen:

         In connection with our purchase of 10,499 Shares of Beneficial Interest (without par value) of MFS Government Securities High Yield Trust, we hereby represent and warrant to you that we are purchasing said shares as an investment with no intention of redeeming or reselling said shares until a date at least two years hereafter.

                                       Very truly yours,



                                       By:     RICHARD B. BAILEY
                                               Richard B. Bailey
                                               Chairman